EXHIBIT 10.27

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of this 25th day of March 2013, by and between Daleco Resources Corporation, a Nevada corporation (“Daleco” or the “Company”), Far East Investments, LLC, a California limited liability company (“FEI”), and DTE Investment Ltd. A British Virgin Island company (“DTE”, and together with FEI, the “Investors” and individually an “Investor”). The Company and the Investors are sometimes collectively referred to as the “Parties’ and individually as a “Party”. Except as otherwise indicated, capitalized terms used herein shall have the meanings set forth in Section 8 hereof.

RECITALS

WHEREAS, the Company has authorized the offer and sale of up to fifteen million (15,000,000) shares (the “Shares”) of its Common Stock, par value $0.01 per share (the “Common Stock”) to the Investors in two tranches; and

WHEREAS the Company has authorized the offer and sale of warrants (the “Warrants”) to the Investors for up to eighteen million (18,000,000) shares of its Common Stock (the “Conversion Shares”), at an exercise price of $0.20 per Conversion Share, assuming both closings take place and $0.30 per share if only one closing takes place, and containing such additional terms set forth in the Common Stock Warrant in the form attached as Exhibit A hereto;

WHEREAS, the Investors have agreed to purchase the Shares and the Warrants from the Company, all pursuant to the terms and conditions set forth herein;

WHEREAS, as a condition to the purchase and sale of the Shares and the Warrants, the Parties hereto desire to enter into that certain Registration Rights Agreement containing such other terms and conditions set forth in the form attached as Exhibit B hereto;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby the Parties hereto agree as follows:

ARTICLE 1.  PURCHASE, SALE AND CLOSINGS

1.1          Defined Terms. As used in this Agreement, the terms used in the above Recitals and in Article 8 shall have the meanings ascribed to them in such Recitals and Article 8.

1.2          Availability of Securities. The Company has authorized and reserved, and covenants to continue to reserve, free of preemptive and other preferential rights, a sufficient number of its previously authorized but unissued shares of Common Stock necessary to issue and sell the Shares and satisfy the exercise rights underlying the Warrants.

1.3	Sale and Purchase.

(a)               First Tranche. At the First Closing, the Company shall sell to the Investors and the Investors shall purchase 7,500,000 Shares at $0.10 per Share for a total First Closing Purchase Price of Seven Hundred Fifty Thousand Dollars ($750,000) (“First Tranche Purchase Amount”) and the Investors shall receive a Warrant (“First Tranche Warrant”) for the purchase of up to 7,500,000 Conversion Shares at an exercise price of $0.20 per share (“First Tranche Conversion Shares”).

(b)               Second Tranche. At the Second Closing, the Company shall sell to the Investors and the Investors shall purchase 7,500,000 Shares at $0.10 per Share for a total Second Closing Purchase Price of Seven Hundred Fifty Thousand Dollars ($750,000) (“Second Tranche Purchase Amount”) and the Investors shall receive a Warrant for the purchase of up to 10,500,000 Conversion Shares at an exercise price of $0.20 per share (“Second Tranche Conversion Shares”) (hereinafter, the First Tranche Purchase Amount and the Second Tranche Purchase Amount shall sometimes be collectively referred to as the “Tranche Purchase Amount.”)

1.4	Closings.

(a)               Unless this Agreement shall have been terminated pursuant to Section 5, and subject to the satisfaction, or to the extent permitted, waiver of the conditions set forth in Section 4, the First Closing will take place (i) at the offices of the Company, as promptly as practicable but in any event not later than close of business on or prior to March 15, 2013 (“First Closing Date”), or (ii) at such other time, date or place as Parties mutually agree.

(b)               Unless this Agreement shall have been terminated pursuant to Section 5, the Second Closing will take place at the offices of the Company on or prior to April 15, 2013 (“Second Closing Date”). The First Closing and the Second Closing shall sometimes collectively be referred to as the “Closings and the First Closing Date and the Second Closing Date shall sometimes collectively be referred to as the “Closing Date.).

1.5          Delivery and Payment. At each Closing (or such later date as expressly specified below), and subject to the terms and conditions of this Agreement:

(a)               The Investors will deliver to the Company the aggregate Tranche Purchase Price Amount due at each Closing by wire transfer of immediately available Federal funds to an account designated in writing by the Company prior to the respective Closing Date;

(b)               Within five business days after each Closing (or such later date as the Company’s transfer agent may reasonably require), the Company will deliver to each Investor a certificate representing its respective Shares allocated in accordance with Annex I hereto;

(c)               the Company will deliver a Warrant to each Investor in such denominations as are set forth on Annex I;

(d)               each Party will deliver counterpart signature pages to the Agreement and each Exhibit to the Agreement to which it is a Party; and

(e)               each Party will deliver the Closing Documents (as that term is defined in Article 4 below) as required by this Agreement.

1.6	Use of Proceeds by the Company from each Closing.

(a)               (i)                At the First Closing, the Company shall pay the Investors’ legal costs and expenses associated with this transaction, capped at Twenty Five Thousand Dollars ($25,000) in the aggregate.

    (ii)               The Company will use the remainder of the First Tranche Purchase Amount in accordance with the “Use of Proceeds Plan” specified by Section 4.6 hereto.

(b)               The Company shall use the Tranche Purchase Amount in accordance with a Use of Proceeds Plan in accordance with Paragraph 4.6 hereto, provided however, that the Company shall not be subject to the Second Tranche Purchase Amount set forth in such Use of Proceeds Plan if the Second Closing does not occur.

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Investors to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Investors that the statements contained in this Section 2 are true, complete and correct as of each Closing Date. For purposes of this Section 2, the term “Company” shall refer to the Company and all of its Subsidiaries. Such representations and warranties are subject to the qualifications and exceptions set forth in the corresponding section of the disclosure schedule delivered to the Investors pursuant to this Agreement (the “Disclosure Schedule”).

2.1          Organization and Corporate Power. Daleco and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation and are duly qualified or registered to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Daleco and each Subsidiary has all required corporate power and authority to own and hold its properties and to carry on its business as presently conducted. Daleco has all required corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement and the Warrants (collectively, the “Transaction Agreements”) and to carry out the transactions contemplated hereby and thereby; and to issue, sell and deliver the Shares and, upon exercise of the Warrants, to issue and deliver the Conversion Shares. The copies of the Companies’ Articles of Incorporation and bylaws, as amended to date (hereinafter collectively the “Charter” and “Bylaws,” respectively), which have been furnished to the Investors, are true, complete and correct as of the Closing Date, and neither Daleco nor any Subsidiary is in violation of any term of its Charter or Bylaws. Neither Daleco nor any Subsidiary is in violation of any term or provision of any judgment, decree, order, statute, rule or government regulation applicable to it.

2.2          Authorization and Non-Contravention. The Transaction Agreements and all other documents executed pursuant hereto and thereto (such other documents, the “Transaction Documents”) are valid and binding obligations of Daleco, enforceable in accordance with their terms except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; and (ii) the effect of rules of law governing the availability of equitable remedies. The execution, delivery and performance of the Transaction Agreements and the Transaction Documents, the sale and delivery of the Shares and, upon exercise of the Warrant, the issuance and delivery of the Conversion Shares, have been duly authorized by all necessary corporate or other action of Daleco. The execution of each Transaction Agreement, Transaction Document, the sale and delivery of the Shares and, upon exercise of the Warrant, the issuance of the Conversion Shares, and the performance of any transaction contemplated hereby and thereby will not (i) violate, conflict with or result in a default under (a) any contract or obligation to which the Company is a party or by which it or its assets are bound, or (b) any provision of the Charter or Bylaws of the Company, (ii) cause the creation of any Lien upon any of the assets of the Company; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to the Company; (iv) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party other than pursuant to federal and state securities or blue sky laws; or (v) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

2.3          Corporate Records. The corporate record books of the Company accurately record all corporate action taken by its stockholders, board of directors, and committees thereof. The copies of the corporate records of the Company, as made available to the Investors and/or their counsel for review, are true, complete and correct copies of the originals of such documents.

2.4          Capitalization. As of the date hereof, the authorized Capital Stock of the Company consists of (a) 100,000,000 shares of Common Stock of which 51,891,058 Shares of Common Stock are issued and outstanding; and (b) 20,000,000 shares of Preferred Stock of which 135,000 Shares of Series B 8% cumulative Convertible Stock is issued and outstanding convertible into 1,080,000 shares of Common Stock and (c) 6,530,000 shares of Common Stock are reserved for issuance upon conversion or exercise of all outstanding stock options, warrants and other instruments convertible, exercisable or convertible for Common Stock. Except as contemplated under this Agreement or otherwise disclosed in Section 2.4 of the Disclosure Schedule, there are no outstanding securities of the Company or any subscriptions, options, warrants, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. Other than as set forth in the Charter or as set forth in Section 2.4 of the Disclosure Schedule, the Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein. As of each Closing, and after giving effect to the transactions contemplated hereby, except as set forth in Section 2.4 of the Disclosure Schedule, all of the outstanding shares of capital stock of the Company will have been duly and validly authorized and issued and will be fully paid and non-assessable, will be free and clear of all Liens or restrictions on transfer (other than restrictions under the Transaction Agreements and applicable federal and state securities laws) and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and not subject to any preemptive rights. The Conversion Shares when issued will be validly issued, fully paid and non-assessable and will be free and clear of all Liens or restrictions on transfer (other than restrictions under the Transaction Agreements and applicable federal and state securities laws). Except as set forth in Section 2.4 of the Disclosure Schedule, the relative rights, preferences, provisions, qualifications, limitations and restrictions in respect of each class and series of authorized stock of the Company are as set forth in the Charter, and all such rights, preferences, provisions, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with applicable law. As of each Closing and after giving effect to the transactions contemplated hereby, except as set forth in Section 2.4 of the Disclosure Schedule, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of Company’s capital stock, there are (a) no rights to have the Company’s capital stock registered for sale to the public in connection with the laws of any jurisdiction, (b) the Company has not entered into agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s capital stock, except as may be limited by Federal and/or state security laws, or (c) no agreement, document or commitment (written or oral) of the Company providing for the acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event with respect to any outstanding securities, options, warrants or other purchase rights.

2.5          SEC Filings. Except as set forth on Schedule 2.5 of the Disclosure Schedule, the Company has filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it with the SEC since January 1, 2009 (the “Company SEC Documents”). As of their respective dates (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) except with respect to the date of filings, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder that are applicable to the Company, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any report, schedule, form, statement or other document filed or furnished by the Company.

2.6	Financial Statements.

(a)               Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and have been prepared (or when so filed will be) in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods involved (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein including the notes thereto) and fairly present in all material respects the consolidated financial position of the Company as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (except as may be set forth therein or in the notes thereto). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. The balance sheet of the Company contained in the Company SEC Documents as of September 30, 2012 (filed on January 29, 2013) is referred to herein as the “Base Balance Sheet”, and the date thereof the “Base Balance Sheet Date”.

(b)               The Company has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, as of the date hereof, the Company’s Chief Executive Officer and Chief Financial Officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

(c)               To the knowledge of the Company, (i) neither the Company nor any director, officer, or auditor of the Company has received, or otherwise had or obtained knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company.

(d)               The Company does not have any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than (i) such liabilities (A) disclosed, reflected or reserved against in the Base Balance Sheet or (B) incurred since the Base Balance Sheet Date in the ordinary course of business consistent with past practice, which, in the case of clause (B) only, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (ii) such liabilities arising or resulting from an existing contract, or a contract entered into in compliance with this Agreement, except to the extent that such liabilities arose or resulted from a breach or a default of such contract or (iii) such liabilities which have been discharged or paid in full in the ordinary course of business as of the date of this Agreement.

(e)               As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings involving the Company that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.7           Subsidiaries; Investments. Except as disclosed in Section 2.7 of the Disclosure Schedule or in the Company SEC Documents, the Company does not have and has not had any direct or indirect Subsidiaries. Except as disclosed in Section 2.7 of the Disclosure Schedule or in the Company SEC Documents, the Company has no written agreement in respect of any strategic partnership or similar relationship and does not own or have any direct or indirect interest in or possess, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.8           Absence of Certain Developments. Since the Base Balance Sheet Date, except as set forth in Section 2.8 of the Disclosure Schedule or disclosed in the Company SEC Documents, there has been (a) no Material Adverse Effect; (b) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any capital stock of the Company; (c) no waiver of any valuable right of the Company or cancellation of any debt or claim held by the Company; (d) no loan by the Company to any officer, director, employee or stockholder of the Company, or any agreement or commitment therefor; (e) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, consultant, agent or stockholder of the Company (other than salary increases in the ordinary course of business and consistent with past practice which, individually or in the aggregate, are not material); (f) no material loss, destruction or damage to any property of the Company, whether or not insured; (g) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other material transaction by the Company other than for fair value in the ordinary course of business and consistent with past practice; (h) no material change or amendment to any material contract or arrangement by which the Company or its assets or properties are bound or subject; (i) no notice of termination of a contract by a customer; (j) no sale, assignment, transfer or grant of any exclusive license with respect to any Intellectual Property Right; or (k) no agreement or understanding, whether in writing or otherwise, for the Company to take any of the actions specified in clauses (a) through (j) above.

2.9	Accounts Payable; Accounts Receivable.

(a)               Except as set forth in Section 2.9(a) of the Disclosure Schedule or the Company SEC Documents, all accounts payable of the Company arose in bona fide arm’s-length transactions in the ordinary course of business and in a manner which is consistent with past practices and no material account payable is delinquent by more than sixty (60) days in its payment. Since the Base Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices. As of the date hereof, the Company has no account payable to any Person which is affiliated with it or any of its directors, officers, employees or stockholders, except as set forth in Section 2.9(a) of the Disclosure Schedule or the Company SEC Documents.

(b)               All of the accounts receivable of the Company arose in bona fide arm’s-length transactions in the ordinary course of business and are valid and enforceable claims, not subject to any set-off or counterclaim, and, to the Company’s knowledge, are fully collectible in the ordinary course of business, after deducting the allowance for doubtful accounts stated in the Base Balance Sheet in accordance with GAAP. Since the Base Balance Sheet Date, the Company has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated or intentionally delayed any such collections. As of the date hereof, the Company does not have any account receivable from any Person which is known by the Company to be affiliated with it or any of its directors, officers, employees or stockholders.

2.10        Transactions with Affiliates. Except as set forth in Section 2.10 of the Disclosure Schedule or as set forth in the Company SEC Documents, and for obligations to reimburse employees for material work-related expenses incurred during the ordinary course of their employment, there are no loans, leases, agreements or other material transactions by and between the Company and any officer, employee, director or stockholder (including any trustee or beneficiary of any trust which is a stockholder) of the Company, or to the knowledge of the Company, any member of such officer’s, employee’s, director’s or stockholder’s immediate family or Persons controlling, controlled by, under common control with or otherwise affiliated with such officer, employee, director or stockholder or his or her immediate family (each, an “Affiliated Transaction”). Any such Affiliated Transaction was entered into and has been heretofore conducted in bona fide arm’s-length transactions and approved by the Company’s Board and/or stockholders in accordance with applicable state law.

2.11        Title to Properties. Except as set forth in Section 2.11 of the Disclosure Schedule, the Company has good, valid and defensible title to all of its assets, free and clear of all Liens, other than those occurring in the ordinary course of business, and none of such assets is subject to any conditional sale agreement. The Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties which violation would have a Material Adverse Effect, nor has it received any notice of such violation which violation would have a Material Adverse Effect. There are no defaults by the Company, or by any other party, under any lease or other agreements which might curtail in any material respect the present use of the Company’s assets.

2.12        Tax Matters. Except as set forth on Section 2.12 of the Disclosure Schedule or disclosed in the Company SEC Documents, the Company has timely and properly filed all federal, state, local and foreign Tax returns required to be filed by it through the date hereof, and has paid or caused to be paid all Taxes, required to be paid by it through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due. All Taxes and other assessments and levies which the Company was or is required to withhold or collect including, without limitation, all Taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties have been withheld and collected and except for such Taxes which are not yet due and payable, have been paid over to the proper governmental authorities. Except as set forth on Section 2.12 of the Disclosure Schedule or disclosed in the Company SEC Documents, (i) The Company has never received written notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the “IRS”) or any other taxing authority; (ii) there are no waivers in effect of applicable statutes of limitations with respect to any Taxes owed by the Company for any year; (iii) neither the IRS nor any other taxing authority is now asserting, or to the Company’s knowledge threatening to assert, against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the Company; and (iv) the Company has never been a member of an affiliated group of corporations filing a consolidated federal income Tax return nor does the Company have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise. The Company is not a party to any Tax allocation or sharing arrangement. The Company is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

2.13        Certain Contracts and Arrangements. Except as set forth in Section 2.13 of the Disclosure Schedule or as expressly set forth in the Company SEC Documents, the Company is not a party or subject to or bound by:

(a)               any contract or agreement involving potential commitment or payment by the Company in excess of $50,000;

(b)               any contract, lease or agreement involving payments in excess of $50,000 which is not cancelable by the Company without penalty on not less than sixty (60) days notice;

(c)               any contract, including any distribution agreements, containing covenants directly or explicitly limiting the freedom of the Company to compete in any line of business or with any Person or to offer any of its products;

(d)               any contract or agreement relating to the licensing, distribution, or development by the Company or the purchase, sale or servicing of its products involving payments in excess of $50,000;

(e)               any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(f)                any employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors, employees, stockholders or consultants of the Company or Persons related to or affiliated with such Persons;

(g)               any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes, without limitation, anti-dilution rights, voting arrangements or operating covenants;

(h)               voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company;

(i)                any bonus, pension, profit sharing, retirement or stock option plans;

(j)                any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any material contract or agreement involving fixed price or fixed volume arrangements;

(k)               any joint venture, partnership, manufacturer, development, distribution, supply or similar agreement;

(l)                any acquisition, merger or similar agreement or letter of intent with respect to the foregoing;

(m)              any sales agreement which entitles any customer to a rebate or right of set-off, to return any product to the Company after acceptance thereof, to delay the acceptance thereof, or which varies in any material respect from the Company’s standard for agreements;

(n)               any agreement with any supplier containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the agreement when due or the occurrence of any other event;

(o)               any agreement for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

(p)               any agreement under which it has granted any Person any registration rights, other than the Registration Rights Agreement; or

(q)               any other contract not executed in the ordinary course of business and consistent with past practice.

All contracts, agreements, leases and instruments identified in Section 2.13 of the Disclosure Schedule or the Company SEC Documents are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms. The Company has not received any written notice, and, to the knowledge of the Company, there are no threats of termination by the other party to any such contracts, agreements, leases or instruments. To the best of the Company’s knowledge, it is not in default in complying with any provisions of any such contract, agreement, lease or instrument, and no condition or event or fact exists which, with written notice, lapse of time or both would constitute a default thereunder on the part of the Company, except for any such default, condition, event or fact that, individually or in the aggregate, would not have a Material Adverse Effect.

2.14	Intellectual Property Rights; Employee Restrictions.

(a)               Section 2.14(a) of the Disclosure Schedule sets forth a list and brief description of all of the Company’s United States and foreign patents and patent applications, registered and unregistered trademarks and servicemarks and applications (including Internet domain name registrations), tradenames, copyright registrations and copyright registration applications.

(b)               The Company has valid rights, whether through license or ownership, of all Intellectual Property Rights necessary for the conduct of its business as presently conducted and with respect to those proposed products that have been the subject of material development efforts by the Company.

(c)               The business of the Company as presently conducted and the production, marketing, licensing, use and servicing of any products or services by the Company do not, to the best of the Company’s knowledge, infringe or conflict with any Intellectual Property Rights of any Person. The Company has not received notice from any Person asserting that any Intellectual Property Rights owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company and there is no valid basis for any such claim (whether or not pending or threatened).

(d)               No lawsuit is pending or to the best of the Company’s knowledge threatened against the Company nor has the Company received any notice or other claim from any Person asserting that any of the Company’s present or contemplated activities infringe or may infringe any Intellectual Property Rights of such Person, nor is the Company aware of any pending or threatened claim thereof, and there is no valid basis for any such claim. The Company is not aware of any infringement by any other Person of any Intellectual Property Rights of the Company.

2.15        Litigation. Except as set forth in Section 2.15 of the Disclosure Schedule or the Company SEC Documents, there is no action, claim, litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened (i) against the Company, (ii) affecting the properties or assets of the Company, (iii) as to matters relating to the Company, against any officer, director or stockholder or key employee of the Company or (iv) which might call into question the validity of, or hinder the enforceability of the Transaction Agreements. No claim has been asserted in writing against the Company for renegotiation or price redetermination of any business transaction.

2.16	Labor Matters.

(a)               Except as set forth in Section 2.16 of the Disclosure Schedule or the Company SEC Documents, the Company is not delinquent in payments to its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Except as required by law or contract, upon termination of the employment or engagement of any such employees, consultants or independent contractors, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services. The Company is and since its inception has been in compliance with all applicable laws and regulations, respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination, sexual harassment or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Company’s knowledge, threatened against or involving the Company. There are no union organizing activities pending or, to the Company’s knowledge, threatened with respect to the Company and, to the Company’s knowledge, no question concerning representations exists respecting the employees of the Company. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. There are no grievances, complaints or charges that have been filed under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might reasonably be expected to have a Material Adverse Effect. No arbitration or similar proceeding relating to labor matters is pending and no claim therefore has been asserted against the Company. The Company is, and at all times has been, in compliance with the requirements of the Immigration Reform Control Act of 1986. There are no changes pending or, to the Company’s knowledge, threatened with respect to senior management or any key employees or independent contractors of the Company (including any resignations) nor has the Company received any notice or information concerning any prospective change with respect to such senior management, key employees or independent contractors.

(b)               Section 2.16 of the Disclosure Schedule lists each person or entity that provided auditing, legal or other consulting services for the Company (the “Service Providers”) during the period from October 1, 2012 through the Effective Date (the “Stub Period”),, and the amounts paid, or if not paid than owed, to such persons and entities. Except for those amounts disclosed on Section 2.16 of the Disclosure Schedule, the Company will not owe any additional compensation to such Service Providers for services provided to the Company during the Stub Period.

2.17	Employee Benefit Programs.

(a)               Section 2.17 of the Disclosure Schedule or the Company SEC Documents sets forth a list of every Employee Program that has been maintained by the Company or to which the Company has contributed over the three years immediately preceding the Closing Date and (i) is subject to ERISA, (ii) involves the issuance of options or other securities, or (iii) is otherwise material.

(b)               The terms and operation of each Employee Program comply with all applicable laws and regulations relating to such Employee Program. There are no unfunded obligations of the Company under any Employee Program. If required, each Employee Program which has been maintained by the Company and which has at any time been intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination or opinion or approval letter from the IRS regarding its qualification under such Section (or an application for such a determination or opinion or approval letter is not yet due to be filed with the IRS with respect to any “disqualifying provision” within the meaning of Treasury Regulations, Section 1.401(b)-1 or has been timely filed and is pending with the IRS) and has, in fact, been qualified under the applicable Section of the Code from the effective date of such Employee Program through and including each Closing (or, if earlier, the date that all of such Employee Program’s assets were distributed). No event or omission has occurred which would cause such Employee Program to lose its qualification under the applicable Section. The Company is not required to make any payments or contributions to any Employee Program pursuant to any collective bargaining agreement or any applicable labor relations law, and all Employee Programs are terminable at the discretion of the Company without liability to the Company upon or following such termination.

2.18        Insurance. The physical properties, assets, business, operations, and employees, of the Company are insured under policies maintained by the Company in commercially reasonable amounts of coverage to the extent customarily maintained by companies in the same or similar business, and of similar size, as the Company. Except for health care benefits incurred in the ordinary course of business, there is no claim by the Company pending under any such insurance policies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof. Said insurance is sufficient for compliance by the Company with all requirements of applicable law and all agreements and leases to which it is a party.

2.19        Permits; Compliance with Laws. To the knowledge of the Company, the Company has all Permits necessary to permit it to own its property and to conduct its business as it is presently conducted and currently proposed to be conducted and all such Permits are valid and in full force and effect, except where the failure to obtain such a Permit or its invalidity, in whole or in part, would not have a Material Adverse Effect. To the knowledge of the Company, the Company can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently conducted and currently proposed to be conducted. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Company is in compliance with all material statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, including the rules and regulations of the Securities and Exchange Commission which apply to the conduct of its business, except where the failure to so comply would not have a Material Adverse Effect.

2.20        Investment Banking; Brokerage. The Company has not incurred or become liable for any brokerage fees, finder’s fees, banking fees, or similar compensation, except as set forth in the Transaction Agreements (collectively, “Finder’s Fees”) in connection with the transactions contemplated by this Agreement or based on any arrangement or agreement made by or on behalf of the Company.

2.21        Securities Exemption. Based in part on the representations made by each Investor in Section 3 hereof, the offer and sale of the Shares and Warrant in accordance with this Agreement and (assuming no change in currently applicable law or the Charter, no transfer of Common Stock by a holder thereof and no commission or other remuneration is paid or given, directly or indirectly, for soliciting the issuance of Conversion Shares upon exercise of the Warrant) the issuance of the Shares and Conversion Shares are exempt from the registration and prospectus delivery requirements of the Securities Act and the securities registration and qualification requirements of the currently effective provisions of the securities laws of the state in which such Investor is resident, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.22        Information Supplied by the Company. This Agreement (including the schedules and exhibits thereto), the Disclosure Schedule, the SEC Filings, and the certificates and statements furnished pursuant to this Agreement by or on behalf of the Company, together with all other information provided by the Company to the Investors in connection with the transactions contemplated hereby (as of the date such information was prepared), to the best of the Company’s knowledge do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made. To the Company’s knowledge, there is no material fact directly relating to the properties, assets, business, operations, condition (financial or otherwise) or prospects of the Company (including any competitive developments other than facts which relate to general economic or industry trends or conditions) that materially adversely affects the same that has not been set forth in this Agreement, the Company SEC Documents or in the Disclosure Schedule. To the Company’s knowledge, none of the officers or directors of the Company during the previous five (5) years has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

2.23        Environmental and Safety Laws. The Company is not in violation of any material statute, law, or regulation relating to the environment or occupational health and safety, and to the Company’s knowledge no material expenditures are required in order to comply with existing law and regulations. The Company is not aware of any facts or circumstances that exist with respect to the past or present operations or facilities of the Company which would give rise to a material liability or material corrective or remedial obligation under any such statute, law or regulation.

2.24        Foreign Corrupt Practices Act. The Company has not taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder, or any other similar rule or regulation of a foreign jurisdiction, as applicable). To the Company’s knowledge, there is not now, and there has never been, any employment by the Company, or beneficial ownership in the Company by, any governmental or political official in any country in the world.

2.25        Office of Foreign Assets Control Compliance; International Trade Laws; Import and Export Laws.

(a)               The Company has never maintained employees, property, or assets of any kind in Cuba, Iraq, Iran, Libya, North Korea, Sudan, Syria, or any other country against which the U.S. maintains economic sanctions or an arms embargo and, except as set forth in Section 2.25(a) of the Disclosure Schedule, the Company does not currently maintain, nor has at any time in the past maintained, employees or assets of any kind in any jurisdiction outside of the U.S.

(b)               The Company (i) does not own or control any property or asset in the Republic of the Sudan, and (ii) has not transacted any commercial business in the Republic of the Sudan during the prior twelve (12) months.

(c)               The Company is in material compliance with all currently applicable International Trade Laws and Regulations, Foreign Export and Import Laws, U.S. Export and Import Laws, and State Export and Sanctions Laws. There are no claims, complaints, charges, investigations or proceedings pending or expected or, to the knowledge of the Company, threatened between the Company and the U.S. Government under any International Trade Laws and Regulations, Foreign Export and Import Laws, U.S. Export and Import Laws, and State Export and Sanctions Laws.

(d)               The Company has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, each Investor, severally and not jointly, hereby makes to the Company the representations and warranties contained in this Section 3. Such representations and warranties are subject to the qualifications and exceptions set forth in the corresponding section of the disclosure schedule delivered to the Company pursuant to this Agreement (“Investor Disclosure Schedule.”) Each Investor’s representations and warranties are true and correct as of each Closing Date.

3.1          Investment Status. Each Investor represents that it is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.  Each Investor represents to the Company that it is purchasing its respective Shares and acquiring its respective Warrant for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration statement or an available exemption under applicable law.  Each Investor acknowledges that such securities have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or unless an exemption from such registration is available. Each Investor is sophisticated in the evaluation of and making investment in entities such as the Company.  In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, each Investor: (a) has relied or shall rely on its own independent legal and business investigation and evaluation of the Company and the advice of its own advisors;  (b) has such knowledge and experience in financial and business matters so as to be capable of evaluating and understanding the merits and risks of an investment in the Company, and has so evaluated the merits and risks of such investment; (c) has received certain information, and has had a reasonable opportunity to ask questions and receive answers from the Company concerning the Company and the transactions, and all such questions, if any, have been answered to the full satisfaction of each Investor; (d) has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks of an investment in the Company; (e) is able to bear the economic risk of its investment in the Company and the Shares and, if issued, the Conversion Shares in that, among other factors, each Investor can afford to hold the Shares and the Conversion Shares for an indefinite period and can afford a complete loss of its investment in the Company; and (f) except as set forth in the Company’s SEC filings or herein, no representations or warranties have been made to either Investor by the Company or any agent, employee or affiliate of the Company and in entering into this transaction neither Investor is relying upon any information other than the results of independent investigation by such Investor individually or jointly with the other Investor.

3.2          Authority. Each Investor represents that it has full right, authority and power under its charter, bylaws or governing partnership or operating agreement, as applicable, to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Investor pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and the execution, delivery and performance by such Investor of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action under such Investor’s charter, bylaws or governing partnership or operating agreement, as applicable. This Agreement and each agreement, document and instrument executed and delivered by each Investor pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of such Investor enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; and (ii) the effect of rules of law governing the availability of equitable remedies may be limited by applicable federal or state securities laws.

3.3          Investment Banking; Brokerage Fees. Neither Investor has incurred or become liable for any Finder’s Fee relating to or in connection with the transactions contemplated hereby.

3.4          Company Information. To the knowledge of each Investor, as of the execution date of this Agreement, the Company has complied in all material respects with each Investor’s request for supporting documentation and information relating to the transactions contemplated by this Agreement.

3.5          Foreign Corrupt Practices Act. Neither Investor has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder, or any other similar rule or regulation of a foreign jurisdiction, as applicable). To each Investor’s knowledge, there is not now, and there has never been, any employment by such Investor, or beneficial ownership in such Investor by, any governmental or political official in any country in the world.

3.6          Office of Foreign Assets Control Compliance; International Trade Laws; Import and Export Law.

(a)               Neither Investor has ever maintained employees, property, or assets of any kind in Cuba, Iraq, Iran, Libya, North Korea, Sudan, Syria, or any other country against which the U.S. maintains economic sanctions or an arms embargo and, except as set forth in Section 3.6(a) of the Investor Disclosure Schedule, neither Investor currently maintains, nor has at any time in the past maintained, employees or assets of any kind in any jurisdiction outside of the U.S.

(b)               Neither Investor: (i) owns or control any property or asset in the Republic of the Sudan; and, (ii) has transacted any commercial business in the Republic of the Sudan during the prior twelve (12) months.

(c)               Each Investor is in Material compliance with all currently applicable International Trade Laws and Regulations, Foreign Export and Import Laws, U.S. Export and Import Laws, and State Export and Sanctions Laws. There are no claims, complaints, charges, investigations, letters of inquiry or proceedings pending or expected or, to the knowledge of each Investor, threatened between an Investor and the U.S. Government under any International Trade Laws and Regulations, Foreign Export and Import Laws, U.S. Export and Import Laws, and State Export and Sanctions Laws.

Article 4.  CONDITIONS OF Closing

The Investors’ obligation to consummate the Closings shall be subject to compliance by the Company with the agreements herein contained, or the waiver by the Investors, on or before each Closing Date, as applicable, of the conditions set forth in Sections 4.1 through 4.16. The Company’s obligation to consummate the Closings shall be subject to compliance by each Investor with the agreements herein contained and to the fulfillment to the Company’s satisfaction, or the waiver by the Company, on or before each Closing Date, as applicable, of the conditions set forth in Sections 4.16 through 4.24. The conditions set forth in this Article 4 shall not be applicable to the Additional Closings.

4.1          Satisfaction of Conditions. The representations and warranties of the Company contained in this Agreement shall be true, complete and correct on and as of the date of each Closing with the same force and effect as though such representations and warranties had been made on and as of such date and each of the conditions specified in this Section 4 shall have been satisfied or waived in writing by each Investor.

4.2          Performance by the Company. All of the covenants, terms and conditions of this Agreement and the Transaction Agreements, including those set forth in Article VI hereto, shall be satisfied or performed by the Company on or before each Closing Date.

4.3          Opinion of Counsel. On or prior to the First Tranche Closing Date, the Investors shall have received an opinion of counsel from the Company regarding the legality of the Shares and the Conversion Shares, and such other items as reasonably requested by the Investors.

4.4          Authorization. The Board shall have duly adopted resolutions in form and substance and shall have taken all actions necessary for the purpose of authorizing the Company to consummate all of the transactions contemplated hereby (including, without limitation, all consents, permits, waivers and filings necessary for the issuance of the Shares and the Conversion Shares as contemplated hereunder).

4.5          Charter. The Company shall have delivered to the Investors a copy of Daleco’s Charter certified as of a recent date by the Secretary of State of the State of Nevada.

4.6          Use of Proceeds Plan. At the First Tranche Closing, the Company shall provide the Investors with a Use of Proceeds Plan for the allocation of the First Tranche Purchase Amount. On or after the Second Tranche Closing, the Company will provide the Investors with a Use of Proceeds Plan for the allocation of the Second Tranche Purchase Amount.

4.7          Forbearance Agreement. At the First Tranche Closing, the Company will provide the Investors with copies of Forbearance Agreements in substantially the form attached hereto as Exhibit C with each creditor of the Company and as to such amounts associated with each such creditor as specified on Exhibit D hereto.

4.8          Employment of CEO. The employment of Michael Parrish as the Chief Executive Officer of the Company shall have been extended for a period of not less than the period ending March 31, 2014.

4.9          Asia Strategic Relationship. The Company and Investors shall have entered into the Exclusive Distribution and Marketing Agreement in substantially the form as set forth on Exhibit E hereto.

4.10        Delivery of Documents. At the First Tranche Closing, the Company shall have executed and delivered to the Investors (or shall have caused to be executed and delivered to the Investors and/or their counsel by the appropriate Persons) the following:

(a)               Good Standing Certificates. Certificates issued by the Secretary of State of the State of Nevada and the Commonwealth of Pennsylvania certifying that Daleco has legal existence and is in good standing in each such state;

(b)               Officer’s Certificate. Certificates executed by the Chief Executive Officer of the Company certifying that, to the best of his information, knowledge and belief, (a) the representations and warranties of the Company are true, complete and correct and (b) each of the conditions under this Section 4 have been satisfied or waived and shall have been delivered to the Investors and/or their counsel;

(c)               Secretary’s Certificate. A certificate of the Secretary of the Company certifying (a) the resolutions adopted by the Board as contemplated in Section 4.4 hereof, (b) the Company’s Bylaws and (c) the names of the officers of the Company authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers; and

(d)               Other Documents. Such other supporting documents and certificates as the Investor may reasonably request and as may be required pursuant to this Agreement.

4.11        Stock Allocation. At each Closing, the Company shall have available and shall have reserved sufficient capital stock to meet the Company’s obligations to Investors hereunder.

4.12        No Material Adverse Effect. There shall not have been any Material Adverse Effect whether or not in the ordinary course of business. The Company shall have conducted its business and operations in the ordinary course of business and consistent with past practice since the date of the Base Balance Sheet.

4.13        All Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closings in connection with the transactions contemplated by this Agreement and the Transaction Agreements, and all documents and instruments related thereto, shall be in form and substance satisfactory to each Investor and its counsel and the issuance and sale of the Shares hereunder shall be made in compliance with applicable federal and state laws.

4.14        Investors’ Fees. The Company shall pay at the First Tranche Closing out of the First Tranche Purchase Amount all fees and all related out-of-pocket expenses of the Investors, including the legal fees and expenses incurred by counsel to the Investors, which shall not exceed in the aggregate $25,000.

4.15        No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

4.16        Consents and Waivers. The Company shall timely make all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such parties in connection with the execution and delivery of this Agreement and the Transaction Agreements, the performance of the transactions contemplated hereby (except for such as may be properly obtained subsequent to the First Closing Date). The Company and each Investor shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to each Investor, from all applicable governmental authorities, regulatory agencies, in connection with, the execution and performance of this Agreement and the Transaction Agreements.

4.17        Compliance With Agreement. The Investors shall have performed and complied in all Material respects with all their respective covenants and other obligations under this Agreement which are to be performed or complied with by it prior to or at the First Closing.

4.18        Representations of the Investors. Except for representations qualified by “Material” or “materiality” in which case such representations must be true and accurate in all respects when and as made and at Closing, each and every representation of the Investors under this Agreement shall be true and correct in all respects as of the date when made, except to the extent when taken as a whole failures to be true and correct would not reasonably be expected to result in a Material Adverse Effect, and, for the purposes of serving as a condition to the First Closing, shall be true and accurate in all respects at and as of the time of First Closing, except to the extent when taken as a whole failures to be true and correct would not reasonably be expected to result in a Material Adverse Effect, as if it had been made again at and as of the time of First Closing.

4.19        No Litigation. No litigation or other proceeding shall have been commenced or threatened against the Company or either Investor, which in the reasonable opinion of the Company would have a Material Adverse Effect on this transaction and the ability of such Investor to fulfill its obligations under the Transaction Agreements.

4.20        Legality. The Closings shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, proceeding or investigation, shall have been brought or threatened by any person which questions the validity or legality of this Agreement or the transactions contemplated hereby.

4.21        Governance Compliance. The Investors shall have provided Company with a copy of the certified resolutions of the governing body of the Investors authorizing compliance with the provisions of the respective governance documents of each Investor and the approval of the transactions contemplated hereby by each Investor.

4.22        Delivery of Closing Certificates. Each Investor shall have delivered to the Company a certificate dated as of the Closing Date to the effect set forth in Sections 4.15 through 4.20 and 4.21 hereof.

4.23        Payment of Purchase Price. The Investors shall have paid the Tranche Purchase Price Amount due at the each Closings.

ARTICLE 5.  TERMINATION

5.1          Termination. Except as provided in Section 5.3 below, this Agreement may be terminated prior to the First Tranche Closing Date only:

(a)               by mutual agreement of the Company and each Investor;

(b)               by either Investor or the Company, if the First Tranche Closing Date has not occurred before 5:00 p.m. (Philadelphia local time) on or prior to March 15, 2013, or such later date as the Parties hereto may agree upon; provided, further, that the right to terminate this Agreement under this Section 5.1(b) shall not be available to any Party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the First Tranche Closing to occur on or before such date;

(c)               by either Investor or the Company, if: (i) there shall be a final nonappealable order of a Federal or state court in effect preventing consummation of the applicable Closing, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the applicable Closing by any Governmental or Regulatory Authority that would make consummation of the applicable Closing illegal;

(d)               by Company, if it is not in material breach of any of its Material representations, warranties, covenants and agreements under this Agreement and there has been a Material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of either Investor and such Investor is not using its reasonable efforts to cure such breach, or has not cured such breach within ten (10) days, after notice of such breach to such Investor (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) prior to the applicable Closing Date; or

(e)               by either Investor, if it is not in material breach of any of its Material representations, warranties, covenants and agreements under this Agreement and there has been a Material breach of any Material representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and Company is not using its reasonable efforts to cure such breach, or has not cured such breach within ten (10) days, after notice of such breach to the Company (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured) prior to the applicable Closing Date.

5.2          Second Tranche Termination. Should for any reason the Second Tranche Closing not occur due to failure to consummate the Second Tranche Closing on or before April 15, 2013; then this Agreement shall survive and govern only the First Tranche Closing and the Parties obligations hereunder and thereto. Any and all obligations and rights of either Party that would have arisen out of the Second Tranche Closing shall be void abinitio and this Agreement shall be enforced and interpreted as if only the First Tranche Closing were contemplated by the Parties hereto.

5.3          Procedure for Termination. In order to terminate this Agreement pursuant to this Section 5, a Party shall provide written notice thereof to the other Parties.

5.4          Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either Investor or the Company, or their respective officers, directors, stockholders or Affiliates.

5.5          Extension; Waiver. At any time prior to the either Closing Date, the Investors, collectively as one Party, or the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained in this Agreement or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such Party contained in this Agreement. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 6.  COVENANTS OF THE COMPANY

For so long as the Investors collectively continue to own at least fifty-one percent (51%) of the Shares actually purchased hereunder, the Company (which term shall be deemed to include, for purposes of this Section 6, all Subsidiaries of the Company, including any Subsidiary of the Company formed after the date of this Agreement) agrees with the Investors that it shall comply with the following covenants except as shall otherwise be expressly agreed pursuant to a written consent of the Investors.

6.1          Outside Counsel Retention. The Company shall retain (i) intellectual property counsel reasonably acceptable to the each Investor, including for the initial purpose of filing new patents and improving the existing patents, and (ii) one or more corporate counsel reasonably acceptable to the Investors for governance, corporate, SEC compliance and general matters.

6.2          Capitalization. The Company shall allocate and reserve at all times the necessary capital stock to satisfy its obligations as to the Conversion Shares and Shares purchased at each Closing. Provided, however, should the Second Tranche Closing not occur, then the Company shall only be required to reserve sufficient shares of Common Stock to satisfy First Tranche Conversion Shares covered by the First Tranche Closing Warrant reissued pursuant to Article V above.

6.3          Investor Relations Firm. The Company shall retain an investors relations firm reasonably acceptable to each Investor

6.4	Directors.

(a)               Effective not later than the date of the Company’s annual meeting of stockholders held in 2013 (such meeting, the “Annual Meeting”), the Company shall maintain a Board that consists of not more than nine (9) directors unless a larger board is approved by each Investor.

(b)               At the First Closing, the Investors have the right, but not the obligation, to provide in writing, to the Company the name of a person it would propose stand for election to the Board at the Company’s 2013 Annual Meeting of Shareholders (“Investor Nominee”). Should the Second Closing occur on or prior to March 22, 2013, then the Investors have the right, but not the obligation, to provide in writing, to the Company the name of a second person it would propose stand for election to the Board at the Company’s 2013 Annual Meeting of Shareholders (such person, an additional “Investor Nominee”). Should the Second Closing occur after March 22, 2013, at any time 90 days after the 2013 Annual Meeting, the Board shall nominate and elect to fill a vacancy on the Board one qualified person designated by the Investors. The Company shall nominate and recommend for election the Investor Nominees at each annual meeting of stockholders after the 2013 Annual Meeting. The Investor Nominees that become Directors shall be referred to as the “Investor Directors” or individually as an "Investor Director”. In the event that there shall be a vacancy on the Board caused by the resignation, removal, disability or death of an Investor Director, such vacancy shall be filled by such person that is designated by the Investors and qualified to serve on the Board.

(c)               In the event an Investor Director is not elected at any meeting of stockholders where Directors are elected, the Investor shall be entitled to nominate a replacement candidate who shall serve as an Investor Director pending the next election of directors by the stockholders of the Company.

(d)               Prior to the date of the Annual Meeting, the Company shall have obtained, or be in the process of obtaining directors and officers liability insurance in such amounts and under such terms as reasonably determined by the Board of Directors.

6.4          Use of Proceeds. The Company shall remain in compliance with the Use of Proceeds Plan, as amended from time to time upon written approval of each Investor and the Company.

6.5          SEC Documents. The Company shall use all reasonable commercial efforts to file with the SEC all reports required to be filed by the Securities Act and the Exchange Act, including the rules promulgated under such Acts, within the time periods required for usage of Form S-3 by the Company. Each Investor acknowledges that the Company is not eligible to use Form S-3 as of the Effective Date.

6.6          No Conflicting Agreements. The Company will not enter into or amend any agreement, contract, commitment or understanding which would restrict or prohibit the exercise by either Investor of any of their rights under this Agreement, the Transaction Agreements or any of the other documents, agreements or instruments contemplated hereunder or thereunder.

6.7          Office of Foreign Assets Control Compliance; International Trade Laws; Import and Export Laws. From and after the date of this Agreement, the Company and its Subsidiaries (1) shall use reasonable best efforts to comply with the International Trade Laws and Regulations, Foreign Export and Import Laws, U.S. Export and Import Laws, and State Export and Sanctions Laws, including but not limited the maintenance of a compliance program reasonably designed to achieve such compliance; and specifically (2) shall not acquire or assume control of any property or asset in the Republic of the Sudan or transact any commercial business in the Republic of the Sudan. If the Company or any of its Subsidiaries is not a corporation organized under the laws of the United States, it/they shall comply with such International Trade Laws and Regulations, Foreign Export and Import Laws, U.S. Export and Import Laws, and State Export and Sanctions Laws as would apply to it/them if it/they were corporations organized under the laws of the United States.

6.8          Remedy for Breach of Covenants. The Parties acknowledge and agree that the covenants contained in this Article 6 are a material inducement for each Investor to purchase the Shares. Upon each breach of any covenant contained in this Article 6, which is not cured by the Company within thirty (30) days of receipt of written notice of such breach from either Investor, the Company shall pay the investor as liquidated damages an amount equal $15,000 for each breach, and an additional $15,000 as liquidated damages for each 30 day period day thereafter that the Company remains in breach. The Company also acknowledges that any uncured breach of the covenants in Article 6 will cause irreparable damage to the Investors and that in the event of such breach the Investors shall have, in addition to any and all remedies of law and under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the further violation of the covenants contained in this Article 6. Notwithstanding the foregoing, the Company shall not be deemed in breach of a covenant set forth in this Article 6 to the extent that either Investor has not properly performed a requisite predicate act, such as nominating a qualified person for election to the Board.

ARTICLE 7.  INDEMNIFICATION

7.1          Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement shall survive the Closings until the second anniversary of the Second Tranche Closing Date or if the Second Tranche Closing should not occur then the First Tranche Closing Date (the “Survival Period”), except as provided herein. Notwithstanding the foregoing, the representations and warranties of the Company set forth in Sections 2.4, 2.12 and 2.21 and of the Investors set forth in Sections 3.1, 3.5 and 3.6 (collectively, the “Fundamental Representations”), and any claim based upon fraud, intentional and willful breach of any representation, warranty, covenant or agreement or intentional and willful misrepresentation with respect to any representation, or warranty, contained herein or in any Transaction Agreement (collectively, “Misconduct”), shall survive indefinitely.

7.2          Indemnification by the Company. Following each Closing, the Company shall save, defend, indemnify and hold harmless the Investors from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing indemnified parties as a result of, arising out of or relating to:

(a)               any breach of any representation or warranty made by the Company in Section 2;

(b)               any breach of any covenant or agreement by Company contained in this Agreement (i) to be performed or compiled with before each Closing, or (ii) to be performed or complied with at or after each Closing; or

(c)               any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company any of its Affiliates (regardless of whether such fee or commission was disclosed).

7.3          Indemnification by Investors. Following each Closing, the Investors, jointly and severally, shall save, defend, indemnify and hold harmless the Company from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing indemnified parties as a result of, arising out of or relating to:

(a)               any breach of any representation or warranty made by either Investor in Section 3;

(b)               any breach of any covenant or agreement by either Investor contained in this Agreement (i) to be performed or compiled with before each Closing, or (ii) to be performed or complied with at or after each Closing; or

(c)               any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Investor or any of its Affiliates (regardless of whether such fee or commission was disclosed).

7.4	Procedures.

(a)                In order for a Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall as soon as reasonably practicable deliver written notice thereof to the Party against whom indemnity is sought (the “Indemnifying Party”) after receipt by such Indemnified Party of written notice of such Third Party Claim and shall provide the Indemnifying Party with a reasonably detailed summary of the facts giving rise to such claim for indemnification hereunder, the basis hereunder for such claim, the amount or method of computation of the amount of such claim (in each case, to the extent known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)               If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim pursuant to the terms of this Agreement and demonstrates the ability to pay such Losses to the reasonable satisfaction of the Indemnified Party, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof (the “Third Party Defense”) at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof; provided, however, if it is ultimately determined by a court of final jurisdiction that the Indemnified Party was not entitled to indemnification under this Section 7 with respect to such Third Party Defense, the Indemnified Party shall reimburse the Indemnifying Party for such fees and expenses; provided, further, that the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

(c)               If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the Indemnifying Party shall control the investigation, defense and, subject to the limitations herein, settlement thereof. In such event, the fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest, or (iii) the Indemnifying Party is not defending such Third Party Claim in good faith. If the Indemnifying Party assumes the defense of any Third Party Claim, the parties will use commercially reasonable efforts to minimize Losses from such Third Party Claim and will cooperate in good faith in such defense and make available to each other all witnesses, pertinent records, materials and information in each such Party’s possession or under such Party’s control relating thereto as is reasonably required by such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (x) involves a finding or admission of wrongdoing, (y) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, or (z) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder and which will be paid by the Indemnifying Party concurrent with the execution of such settlement or compromise or the entry of such judgment.

(d)               The indemnification required hereunder in respect of a Third Party Claim shall be made by reasonably prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith (subject to the limitations on indemnification set forth in this Section 7), as and when bills are received by the Indemnifying Party or Losses incurred and the Indemnifying Party has been notified thereof, together with interest on any amount not repaid as necessary to the Indemnified Party by the Indemnifying Party within ten (10) Business Days after receipt of written notice of such Losses, at a rate of interest equal to the rate of interest from time to time reported by the Wall Street Journal as the prime rate, calculated on the basis of a year of 365 days.

(e)               The Indemnifying Party shall not be entitled to require that any action or claim be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(f)                In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party, such written notice shall provide the Indemnifying Party with a reasonably detailed summary of the facts giving rise to such claim for indemnification hereunder, the basis hereunder for such claim, the amount or method of computation of the amount of such claim (in each case, to the extent known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Section 7. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party reasonably promptly (subject to the limitations on indemnification set forth in this Section 7). If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(g)               Notwithstanding the provisions of this Section 7, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

7.5          Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a)               an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.2 or Section 7.3, as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $75,000 (the “Basket Amount”), in which case the Indemnifying Party shall be liable only for the Losses in excess of the Basket Amount; and

(b)               the maximum aggregate amount of indemnifiable Losses which may be recovered by the Investors on the one hand or the Company on the other hand, as applicable, as an Indemnified Party for any claims for indemnification shall be an aggregate amount equal to the aggregate purchase price actually paid by the Investors for the Shares.

7.6	Additional Limitations.

(a)               Any Indemnified Party’s right to indemnification pursuant to this Section 7 will be reduced by all insurance or other third party indemnification proceeds actually received by an Indemnified Party as a result of such Losses, and any such Indemnified Party shall assert and diligently pursue all such rights to insurance and third party indemnification.

(b)               The amount of Losses incurred by any Indemnified Party shall be reduced to take into account any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount.

(c)                No Party shall be obligated to indemnify the other Party pursuant to this Article 7 with respect to any indirect, special, incidental, consequential or punitive damages or loss of profits relating to the breach or alleged breach of any representation, warranty, covenant or agreement contained herein or in any Transaction Document.

(d)                Following each Closing, the sole and exclusive remedy of any Indemnified Party for any Losses with respect to any and all claims arising out of this Agreement (other than claims of, or causes of action arising from Misconduct) shall be pursuant to the indemnification provisions set forth in this Section 7; provided, however, that nothing contained this Section 7.7 or otherwise herein shall restrict the availability to any Party of specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

ARTICLE 8.  DEFINITIONS and interpretation

8.1          Definitions. Unless the context specifically requires otherwise, capitalized terms used in this Agreement shall have the meaning specified below:

“Affiliated Transaction” has the meaning set forth in Section 2.10 of this Agreement.

“Agreement” has the meaning set forth in the Introduction.

“Base Balance Sheet Date” has the meaning set forth in Section 2.6 of this Agreement.

“Base Balance Sheet” has the meaning set forth in Section 2.6 of this Agreement.

“Board” means the Board of Directors of Daleco.

“Bylaws” has the meaning set forth in Section 2.1 of this Agreement.

“Charter” has the meaning set forth in Section 2.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the introduction to this Agreement.

“Company” has the meaning set forth in the introduction to this Agreement.

“Conversion Shares” has the meaning set forth in the introduction to this Agreement.

“Disclosure Schedule” has the meaning set forth in Section 2 of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Employee Program” means any employee benefit or welfare plan, savings and investment plan, retirement, pension, profit sharing, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement or any similar plan or agreement.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“First Closing” means the closing of the First Tranche of the transactions contemplated hereunder.

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating the provision of services to parties not of the foreign country or the export and import of articles and information from and to the foreign country and to parties not of the foreign country.

“GAAP” has the meaning set forth in Section 2.6 of this Agreement.

“Intellectual Property Rights” means all intellectual property rights, including all patents, patent applications, patent rights, trademarks, trademark applications, trade names, trade dress, service marks, service mark applications, domain names, copyrights, copyright applications, computer programs and other computer software (including, without limitation, all source and object code, algorithms, architecture, structure, display screens, layouts and development tools), inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, and development tools, promotional materials, databases, customer lists, supplier, vendor and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.

“International Trade Laws and Regulations” means all Applicable Laws concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including but not limited to, the Tariff Act of 1930 as amended and other laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Foreign Corrupt Practices Act, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other Applicable Laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

“Investor” has the meaning set forth in the introduction to this Agreement.

“IRS” has the meaning set forth in Section 2.12 of this Agreement.

“Knowledge of the Company” means the actual knowledge of the Chief Executive Officer, President, Chief Financial Officer and/or chief accounting officer of the Company after conducting a reasonable investigation.

“Lien” means any lien, claim, option, charge, pledge, mortgage, security interest, voting agreement, trust, encumbrance, right or restriction of any nature.

“Losses” means losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Material” when capitalized herein shall mean a situation, circumstance, consequence or concept that could reasonably be expected to diminish the value, use or operation of an asset or thing of a Party hereto by a value of not less than $25,000.

“Material Adverse Effect” means any change or effect that is materially adverse to the properties, assets, business, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole.

“Permits” means any franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges.

“Person” means any individual, association, corporation, partnership, limited liability company, joint venture, estate, trust or unincorporated organization or any government or any agency or political subdivision thereof including, without limitation, any partner, officer, director, member or employee of such Person.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Closing” means the closing of the Second Tranche of the transaction as contemplated hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“State Export and Sanctions Laws” means the Illinois Act to End Atrocities and Terrorism in the Sudan (Public Act 094-0079) and any regulations implemented thereto, and any other law or regulation of a state of the United States that relates to exports from the U.S. and/or to transactions involving foreign countries, foreign nationals, or foreign entities.

“Subsidiary” means any corporation more than fifty percent (50%) of the outstanding voting securities of which, or any partnership, joint venture or other entity more than fifty percent (50%) of the total equity interest of which, is directly or indirectly owned by the Company or any other entity otherwise controlled by or under common control with the Company.

“Taxes” means any federal, state, local, foreign or other taxes, including without limitation income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer taxes and property taxes, whether or not measured in whole or in part by net income.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. §§ 120–130), the Export Administration Act of 1979, as amended (50 U.S.C. §§ 2401–2420), the Export Administration Regulations (EAR) (15 C.F.R. §§ 730–774), and all other laws and regulations of the U.S. Government regulating the provision of services to non-U.S. parties or the export and import of articles or information from and to the United States of America and non-U.S. parties.

8.2	Interpretation.

(a)               The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including” are not limiting and mean “including without limitation.”

(b)               References to agreements and other documents are also to all subsequent amendments and other modifications thereto.

(c)               References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)               The schedules and exhibits to this Agreement are a material part hereof and shall be treated as part of this Agreement.

ARTICLE 9.  GENERAL

9.1          Complete Agreement; Amendments and Waivers. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the Parties hereto and no delay on the part of any Party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such covenant or other provision. No amendment to this Agreement may be made without the written consent of both the Company and each Investor. The Company agrees to pay the reasonable fees and out-of-pocket expenses of the Investors’ counsel in connection with the waiver or amendment of any provision of this Agreement, the Transaction Agreements and any agreement executed pursuant hereto, which prior to and through each Closing shall be subject to the cap set forth in Section 1.5(a).

9.2          Legend on Securities. The Company and each Investor acknowledge and agree that the following legend (or one substantially similar thereto) shall be typed on each of the Common Stock certificates issued hereunder:

The securities represented hereby have not been registered under the securities act of 1933, as amended (the “act”), or any state securities or blue sky laws and may not be offered, sold, transferred, hypothecated or otherwise assigned except (1) pursuant to a registration statement with respect to such securities which is effective under the act or (2) pursuant to an available exemption from registration under the act relating to the disposition of securities and (3) in accordance with applicable state securities and blue sky laws.

 A certificate shall not bear such legend if, in the opinion of counsel reasonably satisfactory to the Company, the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

9.3          Confidentiality. Each of the Parties hereto agrees not to publish or otherwise disclose the terms of this Agreement except to its respective directors, officers, employees, accountants, financial advisors, investors, members, bank lenders, parent corporation, affiliates, and attorneys or as required by the applicable rules or regulations of any governmental body or stock exchange without the express written consent of the other Party; provided that, to the extent consistent with its obligations under the securities laws, the Company shall seek confidential treatment of the information disclosed by the Company in the Exhibits and Annex hereto.

9.4          Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of laws principles thereof.

9.5          Section Headings and Gender. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

9.6          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

9.7          Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, facsimile, email, or five (5) business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) business days after being sent by overnight delivery providing receipt of delivery, to:

if to the Company:

Daleco Resources Corporation

17 Wilmont Mews, 5th Floor

West Chester, PA 19382

Fax:   (610) 429-0818

Attn: Chief Executive Officer

or at such other address designated by the Company to the each Investor in writing with a copy to:

Ehmann, Van Denbergh & Trainor, P.C.

Two Penn Center Plaza, Suite 220,

1500 John F. Kennedy Boulevard

Philadelphia, PA 19102

if to the Investors:

Far East Investments, LLC

122 A East Foothill Boulevard

# 18

Arcadia, CA 91006

Attention: Mr. Grant Lin

DTE Investment Ltd.

Room 1019 Metro Centre I,

32 Lam Hing Street,

Kowloon, Hong Kong.

Attention: Mr. Li Chi Kong.

with a copy to:

John E. Parker

435 Devon Park Drive

Building Five, Second Floor

Wayne, PA 19087

Fax:   (215) 914-6340

Any Party may change its address for receiving notice by written notice given to the others named above.

9.8          Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other Parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other Parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

COMPANY:

DALECO RESOURCES CORPORATION

By:	/s/ Michael D. Parrish
Name:	Michael D. Parrish
Title:	Chief Executive Officer

INVESTORS:

FAR EAST INVESTMENTS, LLC

By:	/s/ Grant Lin
Name:	Grant Lin
Title:	Managing Member

DTE INVESTMENT, LTD

By:	/s/ Li Chi Kong
Name:	Li Chi Kong
Title:

ANNEX I

EXHIBIT A

Common Stock Warrant

EXHIBIT B

Registration Rights Agreement

EXHIBIT C

Forbearance Agreement

EXHIBIT D

Creditors List with Amounts Owed

EXHIBIT E

Exclusive Distribution and Marketing Agreement